Exhibit 23.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Electric Motors and Vehicles Company

We have audited the accompanying balance sheets of Electric Motors and Vehicles Company (the Company) at December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011 and for the period from March 11, 2010 (inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electric Motors and Vehicles Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011, and for the period from March 11, 2010 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss of $19,394 and $167,995 in 2012 and 2011, respectively, and had accumulated deficit during development stage of $709,449 from March 11, 2010 (inception) to December 31, 2012 and a working capital deficit of $15,517 as of December 31, 2012.  These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HARTLEY MOORE ACCOUNTANCY CORPORATION
Anaheim, California

December 31, 2013